Exhibit(p)(24)

LEGG MASON GLOBAL

ASSET ALLOCATION, LLC

CODE OF ETHICS

March 2011

LEGG MASON GLOBAL ASSET ALLOCATION, LLC

CODE OF ETHICS

I.	INTRODUCTION

A.	Nature of LMGAA’s Business. Legg Mason Global Asset Allocation, LLC (“LMGAA”) provides investment advisory services consisting primarily of asset allocation and manager or fund selection advisory services to clients either as an adviser to a “Fund of Funds” or as a “Manager of Managers.”

•	As an adviser to a Fund of Funds, LMGAA generally provides advice with respect to the purchase and sale of mutual fund and ETF shares. Under such arrangements, LMGAA generally does not provide advice with respect to any individual (i.e., non- fund) securities (“Individual Securities”).

•	In its capacity as a “Manager of Managers,” LMGAA appoints various subadvisers (“Subadvisers”) to manage separate portfolio sleeves (“Portfolio Sleeves”) for a client’s account from time to time. In such Manager of Manager arrangements, each appointed Subadviser is delegated authority to vote, acquire, and dispose of securities for its Portfolio Sleeve. LMGAA does not otherwise consult or influence its appointed Subadvisers regarding such authority, and intends to continue to conduct its business in a similar manner. LMGAA will not have advance knowledge of transactions in Individual Securities effected by a Subadviser within its Portfolio Sleeve.

With respect to certain client accounts, LMGAA may provide day to day portfolio management services including Individual Securities (each such account is referred to as a “LMGAA Managed Portfolio”).

B.	Individuals Covered by the Code. This Code applies to all directors, officers, employees and supervised persons of LMGAA that are not otherwise subject to another code of ethics adopted pursuant to either Rule 17j-1 under the Investment Company Act or Rule 204a-1 under the Investment Advisers Act (“Covered Persons”).

C.	Standards of Business Conduct. This Code is based on the principle that LMGAA owes a fiduciary duty to its clients, and that all Covered Persons must therefore avoid activities, interests and relationships that might (i) present a conflict of interest or the appearance of a conflict of interest with LMGAA’s clients, or (ii) otherwise interfere with the LMGAA’s ability to make decisions in the best interests of the firm’s clients. In particular, Covered Persons must at all times comply with the following standards of business conduct:

1.	Compliance with Applicable Law. All Covered Persons must comply with the Federal Securities Laws that apply to the business of LMGAA.

2.	Clients Come First. Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of clients. A Covered Person may not induce or cause a client to take action, or not to take action, for the Covered Person’s personal benefit, rather than for the benefit of the client.

3.	Avoid Taking Advantage. Covered Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions, nor may they use their knowledge of client portfolio holdings to engage in short-term or other abusive trading in Reportable Funds.

4.	Avoid Inappropriate Relationships With Clients and Vendors. In addition, since the receipt of investment opportunities, perquisites, or gifts from persons seeking business with LMGAA could call into question the exercise of a Covered Person’s independent judgment, all Covered Persons must comply with the provisions of the Code relating to these activities.

5.	Observe the Spirit of the Code. Doubtful situations should be resolved in favor of LMGAA’s clients. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any personal trading or other activities that indicate an abuse of these governing principles.

D.	Duty to Report Violations. Covered Persons must promptly report all violations of this Code to the LMGAA CCO.

II.	CERTAIN FIDUCIARY DUTIES

A.	Personal Trading. Covered Persons are prohibited from engaging in personal securities transactions that would violate the standards of business conduct set forth in Section I.C. above. Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by the LMGAA Policies and Procedures on Personal Trading Activities attached hereto as Exhibit A.

B.	Confidentiality; Informational Barriers. Covered Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of LMGAA’s clients or the Subadvisers, except to persons whose responsibilities require knowledge of the information. Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by the LMGAA Informational Barriers Policy and Procedures which may be found under separate cover.

C.	Gifts and Business Entertainment. Covered Persons are prohibited from giving or accepting gifts and business entertainment that might (i) present a conflict of interest or the appearance of a conflict of interest with LMGAA’s clients, or (ii) otherwise interfere with the Covered Person’s or LMGAA’s ability to make decisions in the best interests of the firm’s clients. Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by the LMGAA Policy and Procedures on Gifts, Entertainment and Certain Other Benefits which may be found under separate cover.

D.	Undue Influence. Covered Persons may not cause or attempt to cause any client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Covered Person. If a Covered Person stands to benefit materially from an investment decision for a client, and the Covered Person is making or participating in the investment decision, then the Covered Person must disclose the potential benefit to those persons with authority to make investment decisions for the client (or, if the Covered Person in question is a person with authority to make investment decisions for the client, to the LMGAA CCO). The person to whom the Covered Person reports the interest, in consultation with the LMGAA CCO, must determine whether or not the Covered Person will be restricted in making or participating in the investment decision.

E.	Outside Business Activities. No Covered Person may engage in outside business activities or serve on the board of directors of a publicly-held company absent prior written authorization of (i) the LMGAA CCO, and (ii) in the case of service on the board of directors of a publicly-held company, the Legg Mason Legal and Compliance Department.

F.	Material Non-Public Information Regarding Issuers. Covered Persons are prohibited from trading in any Security (or Equivalent Instrument) at a time when the Covered Person possesses material nonpublic information regarding the Security or the issuer of the Security. Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by the LMGAA Policy Regarding Material Non-Public Information which may be found under separate cover.

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G.	Political Contributions. Covered Persons are prohibited from making political contributions for the purpose of obtaining or retaining LMGAA or its affiliates as investment advisers. Covered Persons are specifically prohibited from making political contributions to any person who may influence the selection or retention of an investment adviser by a government entity. Covered Persons will be required to certify annually that they have and will comply with this provision. Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by the LMGAA Policy on Political Contributions which may be found under separate cover.

III.	COMPLIANCE WITH THE CODE OF ETHICS

A.	Initial and Annual Acknowledgment, Disclosure and Certification.

1.	Within ten (10) days of becoming a Covered Person under this Code, each Covered Person must acknowledge that he or she has received and reviewed a copy of the Code, and has disclosed all Securities in which such Covered Person has a Beneficial Interest (as such terms are defined in Exhibit A).

2.	Thereafter, on an annual basis, each Covered Person shall give the same acknowledgments and, in addition, shall certify that he or she has complied with all applicable provisions of the Code.

3.	Such acknowledgments and certifications shall be provided in Sungard/PTA in substantially the same form of the Acknowledgment of Receipt of Code of Ethics, Personal Holdings Report and Annual Certification as is attached hereto as Exhibit B.

B.	Surveillance. The LMGAA CCO shall be responsible for maintaining, or arranging for, a surveillance program reasonably designed to monitor the activities of all Covered Persons for compliance with the provisions of this Code and for investigating any suspected violation of the Code. Notwithstanding the foregoing, LMGAA hereby delegates to the Legg Mason Legal and Compliance Department responsibility for monitoring the Legg Mason Access Persons’ compliance with the Legg Mason Code of Ethics and for enforcing the provisions of the Legg Mason Code of Ethics against such Persons.

C.	Remedies

1.	Authority. The LMGAA CCO has authority to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly comply with any remedies directive may result in the imposition of additional sanctions.

2.	Sanctions. If the LMGAA CCO determines that a Covered Person has committed a violation of the Code, the LMGAA CCO may impose sanctions and take other actions as it deems appropriate, including a verbal warning, a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Security and Exchange Commission, criminal referral, and termination of employment of the violator for cause. The LMGAA CCO may also require the Covered Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the LMGAA CCO.

D.	Exceptions to the Code. Although exceptions to the Code will rarely be granted, the

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LMGAA CCO may grant exceptions to the requirements of the Code on a case-by-case basis if the LMGAA CCO finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing.

IV.	DEFINED TERMS

When used in the Code, the following terms have the meanings set forth below:

“Code” means this Code of Ethics, as the same may be amended from time to time.

“Covered Person” means any director, officer, employee or supervised person of LMGAA that is covered by this Code in accordance with the provisions of Section I.B. hereof. Notwithstanding anything herein to the contrary, the term “Covered Person” does not include any individuals covered under the Legg Mason & Co., LLC Code of Ethics, including, without limitation, (i) the Legg Mason representatives on the LMGAA Board of Directors, and (ii) any other employees of Legg Mason & Co., LLC who may be considered LMGAA “access persons,” as such term is defined in Rule 204a-1 under the Investment Advisers Act (collectively, the “Legg Mason Access Persons”).

“Federal Securities Laws means the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to LMGAA and any Reportable Funds, and any rule adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

“Legg Mason” means Legg Mason, Inc.

“LMGAA” means Legg Mason Global Asset Allocation, LLC.

“LMGAA CCO” means the Chief Compliance Officer of LMGAA and/or his or her designees.

“Reportable Fund” means (a) any fund registered under the Investment Company Act for which a Legg Mason entity serves as an investment adviser, or (b) any fund registered under the Investment Company Act whose investment adviser or principal underwriter is controlled by or under common control with Legg Mason. For purposes of this definition, “investment adviser” has the same meaning as it does in Section 2(a)(20) of the Investment Company Act, and “control” has the same meaning as it does in Section 2(a)(19) of the Investment Company Act.

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POLICIES AND PROCEDURES

Exhibit A

LEGG MASON GLOBAL ASSET ALLOCATION, LLC

POLICIES AND PROCEDURES ON

PERSONAL TRADING ACTIVITIES

It is the policy of Legg Mason Global Asset Allocation, LLC that all Covered Persons shall avoid any activities in connection with their personal securities trades that conflict with the Standards of Business Conduct set forth in Section I.C. of LMGAA’s Code of Ethics. Consistent with this governing principle, all Covered Persons are subject to and shall abide by the following policies and procedures (the “Personal Trading Policy”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the LMGAA Code of Ethics.

I.	Prohibited Securities Transactions. Covered Persons are prohibited from engaging in the following types of personal trading activities:

A.	Inside Information. Any Securities Transaction in a Security (or Equivalent Instrument) at a time when the Covered Person possesses material nonpublic information regarding the Security or the issuer of the Security.

B.	Market Manipulation. Securities Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

C.	Front-Running. Any purchase or sale of a Security (or Equivalent Instrument) at a time when such Covered Person is in possession of non-public information to the effect that LMGAA or a Sub-Adviser is or may be considering a purchase or sale of such Security on behalf of its clients.

D.	Market Timing. Securities Transactions involving the use of a Covered Person’s knowledge of the portfolio holdings of a Reportable Fund to engage in any short-term or other abusive trading strategy involving such Fund.

E.	Legg Mason, Inc. Stock. Any transaction in Legg Mason securities (or an Equivalent Instrument) that is not in compliance with the Legg Mason, Inc. Policies and Procedures Regarding Acquisitions and Dispositions of Legg Mason Securities, as the same may be amended from time to time. A copy of this Policy is attached as Appendix 1.

F.	Excessive Trading. Covered Persons are prohibited from engaging in excessive personal trading activity that, in the opinion of the LMGAA CCO, involves a potential conflict of interest, an appearance of impropriety, diversion of corporate opportunity, misuse of corporate resources, or otherwise interferes with the Covered Person’s ability to perform his/her job functions.

G.	Others. Any other Securities Transaction deemed by the LMGAA CCO to involve a potential conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

II.	Trading Restrictions in Individual Securities.

A.	Restricted Securities Transactions. Securities Transactions in which Covered Persons have or acquire a Beneficial Interest are subject to the following trading restrictions:

1.	Private Placements and IPOs. Covered Persons are restricted from acquiring a Beneficial Interest in a Security through a Private Placement or Initial Public Offering without the prior written approval of the LMGAA CCO.

2.	One Day Blackout (all Covered Persons). Any purchase or sale of an Individual Security by a Covered Person on any day during which LMGAA has a pending buy or sell order, or has effected a buy or sell transaction, in the same Individual Security (or Equivalent Instrument) on behalf of a LMGAA Managed Portfolio.

3.	Seven-Day Blackout (Portfolio Managers only). Any purchase or sale of an Individual Security by a Portfolio Manager within seven calendar days of a purchase or sale of the same Individual Security (or Equivalent Instrument) by a LMGAA Managed Portfolio managed by such Portfolio Manager.

4.	60-Day Blackout ([Investment Persons only]). (1) The sale of an Individual Security in which an Investment Person has a Beneficial Interest within 60 days of a purchase of the Individual Security (or an Equivalent Instrument) in which such Investment Person had a Beneficial Interest, or (2) the purchase of an Individual Security in which an Investment Person thereby acquires a Beneficial Interest within 60 days of a sale of the Security (or an Equivalent Instrument) in which such Investment Person had a Beneficial Interest, if, in either case, a LMGAA Managed Portfolio held the same Individual Security at any time during the 60 day period prior to the Securities Transaction; unless the Investment Person agrees to give up all profits on the Securities Transaction. Of course, Investment Persons must place the interests of LMGAA’s clients first; they may not avoid or delay purchasing or selling a security for a client in order to profit personally.

B.	Pre-Clearance Requirements. Unless an exemption applies, any Securities Transaction in which a Covered Person has or acquires a Beneficial Interest must be pre-cleared in accordance with procedures established by the LMGAA CCO and communicated to Covered Persons (the “Pre-Clearance Procedures”). No order for a Securities Transaction for which pre-clearance authorization is required may be placed before such Securities Transaction has been authorized by the LMGAA CCO in accordance with the Pre-Clearance Procedures.

1.	Length of Trade Authorization Approval. The authorization provided by the Pre- Clearance Procedures is effective until the earlier of (i) its revocation by the LMGAA CCO, (ii) the close of business on the trading day on which the authorization is granted, or (iii) the moment the Covered Person learns that the information provided to the LMGAA CCO pursuant to the pre-Clearance Procedures is not accurate.

a.	If the order for a Securities Transaction is not placed within that period, a new authorization must be obtained before the Securities Transaction can be placed.

b.	If the Securities Transaction is placed but has not been executed before the authorization expires (as, for example, in the case of a limit order), no new authorization is necessary unless the person placing the original order for the Securities Transaction (a) amends it in any way (including changing the size of the order), or (b) learns that the information provided to the LMGAA CCO pursuant to the Pre-Clearance Procedures is not accurate.

2.	No Explanation Required for Refusals. In some cases, the LMGAA CCO may refuse to authorize a Securities Transaction for a reason that is confidential. The LMGAA CCO is not required to give an explanation for refusing to authorize any Securities Transaction.

C.	Exemptions. Notwithstanding the foregoing, the following types of Securities Transactions are exempt from the pre-clearance requirements and trading restrictions of this Section II.

1.	Deminimus Exemption. Any transaction or series of transactions during a single day involving the acquisition or disposition of 500 shares or less, or any options- related transaction or series of transactions involving 500 shares or less, of an equity security issued by a company with a market capitalization of at least $5 billion.

2.	Mutual Funds, 529 Plans and ETFs. Any purchase or sale of a Security issued by (i) any registered open-end investment companies, (ii) College Savings Plans established under Section 529(a) of the Internal Revenue Code known as “Section 529 Plans”, or (iii) any exchange-traded fund (“ETF”) other than a closed-end ETF. However, transactions in Proprietary Funds are subject to the additional trading restrictions set forth in Section III below, and all Securities Transactions in Reportable Funds and ETFs must be reported to the LMGAA CCO pursuant to Section IV below.

3.	Managed Accounts. Securities Transactions in a Managed Account, as defined herein.

4.	Certain Corporate Actions. Any acquisition or disposition of Securities pursuant to the following types of corporate actions:

a.	Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

b.	Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue.

c.	Any disposition of a Security through a tender offer, mandatory call or other corporate action equally available to all holders of such Security (or class of Security).

5.	Automatic Investment Plans. Any Securities Transaction pursuant to an Automatic Investment Plan, as defined herein, or similar arrangement approved by the LMGAA CCO.

6.	Options-Related Activity. Any acquisition or disposition of a security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if a Covered Person receives approval to write a covered call, and the call is later exercised, the pre-clearance requirements and trading restrictions of this Code are not applicable to the sale of the underlying security.

7.	Other Exempt Securities Transactions. Any Securities Transaction involving the following types of Securities:

a.	direct obligations of the Government of the United States;

b.	bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.	such other Securities as may from time to time be designated in writing by the LMGAA CCO on the ground that the risk of abuse is minimal or non-existent.

III.	Trading Restrictions in Proprietary Funds.

A.	60-Day Holding Period. Subject to the exemptions set forth below, no Covered Person may redeem (or exchange out of) shares of a Proprietary Fund in which the Covered Person has a Beneficial Interest within sixty (60) calendar days of a purchase of (or exchange into) shares of the same Proprietary Fund for the same account, including any individual retirement account or 401(k) participant account.

B.	Additionally, Proprietary Funds that are sold in the LM 401(k) account are also subject to a 60-day minimum waiting period. No Covered Person may buy (or exchange into) shares of a Proprietary Fund within sixty (60) calendar days of a sell of (or exchange out of) shares of the same Proprietary Fund within the same LM 401(k) account.

C. Exemptions: The following Securities Transactions involving Proprietary Funds are exempt from sixty-day holding period set forth in this Section III:

1.	Money Market Funds. Securities Transactions in any Proprietary Funds that are money market funds.

2.	Managed Accounts. Securities Transactions in a Managed Account, as defined herein.

3.	Automatic Investment Plans. Any Securities Transaction pursuant to an Automatic Investment Plan, as defined herein, or similar arrangement approved by the LMGAA CCO.

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IV.	Execution and Reporting Requirements

A.	Execution of Personal Securities Transactions.

1.	Approved Accounts. Unless one of the following exceptions applies, Covered Persons must execute their personal securities transactions involving any Reportable Securities or Reportable Funds in which they have or acquire a Beneficial Interest through one of the following two types of accounts (“Approved Accounts”):

a.	Approved Securities Accounts - securities accounts (including IRA accounts) with financial intermediaries that have been approved by the LMGAA CCO (an “Approved Securities Account”), or

b.	Approved Retirement Accounts - participant accounts in retirement plans approved by the LMGAA CCO on the grounds that either (i) automated feeds into Sunguard/PTA have been established, or (ii) sufficient policies and procedures are in place to protect any Reportable Funds that may be in the plan from the types of activities prohibited by Sections I and II above (an “Approved Retirement Account”).

2.	Exceptions. The following types of accounts are exempt from the requirements of section IV.A.1 above, subject to compliance with the conditions set forth below:

a.	Mutual Fund-Only and Managed Accounts. Covered Persons may have or acquire a Beneficial Interest in Mutual Fund-Only and Managed Accounts that are not Approved Securities Accounts, provided that the requirement set forth in this Code relating to a Managed Account or Mutual Fund-Only Account, as the case may be, are satisfied. To qualify for this exemption, a Covered Person must deliver to the LMGAA CCO a certification in Sungard/PTA in substantially the form of the “Certificate for Managed Accounts or Mutual Fund-Only Accounts” attached hereto as Appendix 2.

b.	Outside Retirement Accounts. Covered Persons may have or acquire a Beneficial Interest in a retirement account other than an Approved Retirement Account (an “Outside Retirement Account”), provided that the Covered Person complies with the certification or reporting requirements set forth in Section IV.B.3 below, and provided further that, for purposes of this Code, an IRA account shall be treated as a securities account and not as a retirement account.

c.	Dividend Reinvestment Plans. Covered Person may have or acquire a Beneficial Interest in securities held in a dividend reinvestment plan account directly with the issuer of the securities (a “Dividend Reinvestment Plan”), subject to compliance with the requirements of Section IV.B.1 below.

3.	Outside Securities Accounts. Covered Persons that have or acquire a Beneficial Interest in a securities account (including an IRA account) other than an Approved Account, Mutual Fund-Only Account, Managed Account, Dividend Reinvestment Plan or Outside Retirement Account (an “Outside Securities Account”) must obtain the prior written approval to maintain such account from the LMGAA CCO.

a.	A request for such approval must be submitted to the LMGAA CCO using Sungard/PTA in substantially the form of “Request for Approval for an Outside Securities Account” attached hereto as Appendix 3. Such approvals will only be granted in extraordinary circumstances.

b.	If the LMGAA CCO does not approve such request, the Covered Person must arrange to transfer or convert such account into an Approved Account, Managed Account or Mutual Fund-Only Account as promptly as practicable.

B.	Transaction Reporting Requirements. Covered Persons shall report all Securities Transactions in which they have a Beneficial Interest to the LMGAA CCO in accordance with the following provisions:

1.	Approved Accounts, Managed Accounts, Mutual Fund Only and Dividend Reinvestment Plan Accounts. Covered Persons will not be required to arrange for the delivery of duplicate copies of confirmations or periodic statements for any Approved Accounts, Managed Accounts, Mutual Fund Only Accounts or Dividend Reinvestment Plans in which they have or acquire a Beneficial Interest. However, the existence of all such accounts must be disclosed to the LMGAA CCO in accordance with the requirements of this Personal Trading Policy. In addition, copies of any statements for any Managed Accounts, Mutual Fund Only Accounts or Dividend Reinvestment Plans must be made available for review at the specific request of the LMGAA CCO.

2.	Outside Securities Accounts. For any Outside Securities Account approved by the LMGAA CCO, a Covered Person must arrange for the LMGAA CCO to receive, directly from the applicable broker-dealer, bank or other financial intermediary, duplicate copies of each confirmation and periodic statement issued by such financial intermediary in respect of such Outside Securities Account.

a.	Periodic statements must be received by the LMGAA CCO no later than thirty (30) calendar days after the close of each calendar quarter. Confirmations must be delivered to the LMGAA CCO contemporaneously with delivery to the applicable Covered Person.

b.	A form of letter that may be used to request duplicate confirmations and periodic statements from financial intermediaries is attached as Appendix 4. If a Covered Person is not able to arrange for duplicate confirmations and periodic statements to be sent, the Covered Person must immediately cease trading in such account and notify the LMGAA CCO.

c.	It shall be the Covered Person’s responsibility to promptly input into Sungard/PTA all initially required information relating to any holdings in an Outside Securities Account and to notify the LMGAA CCO on the same day of any subsequent Securities Transactions in such Outside Securities Account.

3.	Outside Retirement Accounts. For any Outside Retirement Account in which a Covered Person has a Beneficial Interest, such Covered Person must either:

a.	Certify on an annual basis that such account does not hold any shares of a Reportable Fund or Reportable Security and that no Securities Transactions involving a Reportable Fund or Reportable Security have been executed in such account (such certifications shall be provided to the LMGAA CCO in Sungard/PTA using substantially the form of the “Annual Certificate for Outside Retirement Accounts” attached hereto as Appendix 5); or

b.	If a Covered Person is unable to provide such certification with respect to an Outside Retirement Account, the Covered Person must notify the LMGAA CCO and provide the LMGAA CCO with duplicate copies of each confirmation and periodic statement issued by such financial intermediary in respect of such Outside Retirement Account.

i.	Periodic statements must be received by the LMGAA CCO no later than thirty (30) calendar days after the close of each calendar quarter. Confirmations must be delivered to the LMGAA CCO within 3 days of the delivery to the applicable Covered Person.

ii.	It shall be the Covered Person’s responsibility to promptly input into Sungard/PTA all initially required information relating to any holdings in an Outside Retirement Account and to notify the LMGAA CCO on the same day of any subsequent non-Automatic Investment Plan Securities Transactions in such Outside Retirement Account.

C.	New Reportable Accounts. If a Covered Person opens a new reportable account that has not previously been disclosed, the Covered Person must notify the LMGAA CCO in Sungard/PTA within ten (10) calendar days of the existence of the account and make arrangements to comply with the requirements set forth in Sections IV.A & B above.

D.	Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

E.	Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to: (i) the LMGAA CCO, (ii) the Covered Person’s department manager (or designees), (iii) the Board of Directors of LMGAA, (iv) the Legg Mason Legal and Compliance Department, (v) the Chief Compliance Officer of any affected Reportable Fund, (vi) the Board of Directors of any affected Reportable Fund, (vii) any party to which any investigation is referred by any of the foregoing, (viii) the Security and Exchange Commission, (ix) any self-regulatory organization of which LMGAA is a member, (x) any state Security commission, and (xi) any attorney or agent of the foregoing or of the Reportable Funds.

V.	Defined Terms

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Security.

A Covered Person is deemed to have a Beneficial Interest in the following:

(1)	any Security owned individually by the Covered Person;

(2)	any Security owned jointly by the Covered Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

(3)	any Security in which a member of the Covered Person’s Immediate Family has a Beneficial Interest if:

a.	the Security is held in an account over which the Covered Person has decision making authority (for example, the Covered Person acts as trustee, executor, or guardian); or

b.	the Security is held in an account for which the Covered Person acts as a broker or investment adviser representative.

A Covered Person is presumed to have a Beneficial Interest in any Security in which a member of the Covered Person’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Covered Person.

Any uncertainty as to whether a Covered Person has a Beneficial Interest in a Security should be brought to the attention of the LMGAA CCO. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Exchange Act.

“Equivalent Instrument” means any security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on Securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Fund” means any fund registered under the Investment Company Act for which LMGAA is managing a LMGAA Managed Portfolio.

“Immediate Family” of a Covered Person means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the LMGAA CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

“Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

“Investment Personnel” and “Investment Person” mean:

(1)	Each Portfolio Manager;

(2)	Any LMGAA employee who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Individual Securities by a Fund, including an employee who helps execute a Portfolio Manager’s decisions: and

(3)	Any natural person who controls a Fund or a Fund’s adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of Individual Securities by a Fund.

“Managed Account” means an account where a Covered Person has no knowledge of the transaction before it is completed (for example, transactions effected for a Covered Person by a trustee of a blind trust, or discretionary trades made by an investment manager retained by the Covered Person, in connection with which the Covered Person is neither consulted nor advised of the trade before it is executed).

“Mutual Fund-Only Account” means a Securities account or account held directly with a mutual fund that holds only non-Reportable Funds and in which no other type of Securities may be held. For purposes of this Code, a Mutual Fund-Only Account includes (i) a 529 plan account or (ii) variable annuity life insurance account that holds only non-Reportable Funds and in which no other type of Securities may be held.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund.

“Private Placement” means an offering of Securities that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act, or pursuant to Rules 504, 505 or 506 of Regulation D under the Securities Act.

“Proprietary Fund” means an open-end investment company registered under the Investment Company Act (or any portfolio or series thereof, as the case may be) that is part of one of the fund families sponsored by Legg Mason or its affiliates, including the fund families known as the Legg Mason Funds, the Western Asset Funds and the Royce Funds.

“Reportable Fund” means (a) any fund registered under the Investment Company Act for which a Legg Mason entity serves as an investment adviser, or (b) any fund registered under the Investment Company Act whose investment adviser or principal underwriter is controlled by or under common control with Legg Mason. For purposes of this definition, “investment adviser” has the same meaning as it does in section 2(a)(20) of the Investment Company Act, and “control” has the same meaning as it does in Section 2(a)(19) of the Investment Company Act.

“Securities Transaction” means the purchase, sale, redemption or other transaction in a Security in which a Covered Person has or acquires a Beneficial Interest.

“Security” includes any instrument that may be considered a security for purposes of the Federal Securities Laws, stocks, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), bank loans, limited partnership interests, investment contracts, or investment company shares. The term “Security” also includes any derivative instruments on any the foregoing, such as futures, swaps, options and warrants, whether or not such instrument might be considered a “security” for purposes of the Federal Securities Laws.

“Sungard/PTA” means Sungard Personal Trading Assistant, a web browser-based automated personal trading compliance platform used by the Compliance Department to administer this Code.

Appendix 1

LEGG MASON, INC.

POLICIES AND PROCEDURES REGARDING

ACQUISITIONS AND DISPOSITIONS OF

LEGG MASON SECURITIES

I.	INTRODUCTION

Legg Mason, Inc. (the “Company”) welcomes and encourages investment in its securities by directors, officers and employees of the Company and its subsidiaries. The following policies and procedures are intended to:

A.	Encourage long-term investment in the Company’s securities;

B.	Discourage speculation in the Company’s securities; and

C.	Prohibit trading in the Company’s securities by persons who possess “inside information.”

II.	ACQUISITIONS AND DISPOSITIONS OF LEGG MASON SECURITIES BY DIRECTORS AND OFFICERS OF LEGG MASON, INC.

A.	Acquisitions and Dispositions

1.

Pre-Clearance - The company’s General Counsel or his or her delegate must approve in advance ALL acquisitions or dispositions of securities issued by or relating to the Company (“Legg Mason Securities”), except (a) purchases pursuant to the Employee Stock Purchase Plan (“ESPP”); (b) restricted stock grants; or (c) option awards made by the Compensation Committee of the Company’s Board of Directors (the “Committee”). In addition, all acquisitions or dispositions of Legg Mason Securities by directors’ and officers’ spouses, dependents, relatives living in the same household or accounts over which directors or officers exercise investment discretion (collectively, “Related Accounts”) must receive the prior approval of the company’s General Counsel or his or her delegate.

2.

Reporting - To ensure timely and accurate filings of reports required to be filed under §16(a) of the Securities Exchange Act of 1934, details of every acquisition or disposition of Legg Mason Securities must be reported to the General Counsel immediately upon occurrence.

B.

Trading Window - Generally, ALL acquisitions and dispositions of Legg Mason Securities (other than (a) purchases pursuant to the ESPP, (b) restricted stock grants; (c) option awards made by the Committee; or (d) exercises of stock options where the exercise price is paid in cash and the shares acquired are not sold until the trading window is open) by directors and officers and their Related Accounts are limited to the period commencing on the third trading day after the release of quarterly earnings and ending on the last trading day of the quarter (the “Trading Window”).1 From time to time, events may warrant an interruption or closing of a Trading Window. It is important to note that

1 All Good Till Cancelled (“GTC”) order for Legg Mason Securities that are pending in accounts maintained by directors and officers and their Related Accounts at the end of a Trading Window must be cancelled and may not be reinstated until the Trading Window opens again. Transactions in an officer’s profit sharing or 401(k) account, or in index funds or other baskets of securities that include Legg Mason Securities, are not subject to the Trading Window restriction.

even during a Trading Window, a director or officer may not acquire or dispose of Legg Mason Securities (other than an exercise of stock options where the exercise price is paid in cash and the shares acquired are not sold until the non-public information is publicly disclosed) if he or she is in possession of material, non-public information regarding the Company. Questions about whether information regarding the Company may be material or whether information about the Company is public should be directed to the General Counsel.

C.	Short Sales - Directors and officers and their Related Accounts may not engage in any short sales of Legg Mason Securities.2

D.

Purchases and Sales of Listed and OTC Options and Derivatives - Directors and officers and their Related Accounts may not engage in purchases or sales of listed or OTC options or derivatives relating specifically to Legg Mason Securities.[2]

III.	ACQUISITIONS AND DISPOSITIONS OF LEGG MASON SECURITIES BY ALL OTHER EMPLOYEES OF THE COMPANY AND ITS SUBSIDIARIES

A.

Acquisitions and Dispositions – Employees and their spouses, dependents, relatives living in the same household and accounts over which employees exercise investment discretion (collectively, “Employee Related Accounts”), desiring to acquire or dispose of Legg Mason Securities must comply with all pre-clearance approval procedures adopted by the employees’ particular subsidiaries and departments. Employees should be especially careful to avoid the appearance of impropriety and may not engage in short term speculative transactions in Legg Mason Securities.

B.

Trading Window - Generally, employees and Employee Related Accounts may purchase or sell Legg Mason Securities at any time, other than the period beginning five trading days before the expected release of quarterly earnings and continuing for two trading days immediately following quarterly earnings releases (the “Restricted Period”).3 From time to time, events may warrant the imposition of additional trading restrictions. It is important to note that employees who are in possession of material, non-public information regarding the Company are prohibited from acquiring or disposing of Legg Mason Securities (other than an exercise of stock options where the exercise price is paid in cash and the shares acquired are not sold until the non-public information is publicly disclosed). Questions about whether information regarding the Company may be material or whether information about the Company is public should be directed to the General Counsel.

C.	Short Sales – Employees and Employee Related Accounts may not engage in short sales of Legg Mason Securities, except short sales versus the box.[2]

D.

Purchases and Sales of Listed and OTC Options and Derivatives – Employees and Employee Related Accounts may not engage in purchases or sales of listed or OTC options or derivatives relating specifically to Legg Mason Securities,[2] other than opening and closing hedging transactions, such as covered call options and protective put options.

2 Index funds or other baskets of securities that include Legg Mason Securities are not included in this prohibition.

3 All GTC orders for Legg Mason Securities that are pending in accounts maintained by employees and their Employee Related Accounts at the beginning of a Restricted Period must be cancelled and may not be reinstated until the Restricted Period ends. The Restricted Period, and related limitations on transactions in Legg Mason Securities, does not apply to (a) purchases pursuant to the ESPP, (b) restricted stock grants, (c) option awards made by the Committee, (d) exercises of stock options where the exercise price is paid in cash and the shares acquired are not sold until the Restricted Period ends, (e) transactions in an employee’s profit sharing or 401(k) account and (f) transactions in index funds or other baskets of securities which include Legg Mason Securities.

B-2

IV.	POLICIES APPLICABLE TO INVESTMENT ADVISORY SUBSIDIARIES

A.

Discretionary Transactions - No purchases or sales of Legg Mason Securities may be made on a discretionary basis in any account managed by an investment advisory subsidiary of the Company. Order tickets, purchase and sale blotters or other memoranda of client orders should be marked to reflect that the transaction is non- discretionary. Notwithstanding the foregoing, index funds managed by subsidiaries of the Company that seek to match the investment performance of the S&P 500 Index may make discretionary purchases and sales of Legg Mason common stock if (i) each fund purchases and maintains its position in such common stock only in the approximate percentage that such stock is represented in the index and (ii) all purchases are made in compliance with Rule 12d3-1(a) and (b) under the Investment Company Act of 1940, as amended.

B.

Investment Advisory Fees - If an account under management owns Legg Mason Securities, those securities must be excluded as an asset under management when calculating investment advisory fees unless the account is an index fund utilizing the general rule exception set out in clause A above.

V.	INQUIRIES AND EXCEPTIONS

All inquiries or requests for exceptions to this policy should be directed to the General Counsel or his or her delegate.

Adopted by the Board of Directors on 7/27/99; re-adopted by the Board on 7/25/00; amended by the Board on 4/22/04, 4/18/06 and 10/17/06.

B-3

Appendix 2

CERTIFICATES FOR MANAGED ACCOUNTS OR

MUTUAL-FUND ONLY ACCOUNTS

[Managed Accounts]

To:    [LMGAA CCO]

Pursuant to Section IV.A.2.a of the LMGAA Policies and Procedures on Personal Trading Activities (the “Personal Trading Policy”), I hereby certify as follows:

(1)	The following securities accounts in which I have a Beneficial Interest are Managed Accounts, as such term is defined in Section V of the Personal Trading Policy:

Account Name	Account Number	Firm

(2)	I do not have or exercise any investment discretion over the investments held in the Accounts. In particular, I have no knowledge of, and am neither consulted nor advised of, any trades on my behalf in the Accounts before they are executed.

(3)	I acknowledge that I will be required to disclose all Managed Accounts in which I have a Beneficial Interest to you annually, and to make statements for the Managed Accounts available for review upon your request.

(4)	I agree that complete submission of this certification via Sungard/PTA shall be binding upon me.

(5)	I agree that if any of the certifications provided in this letter should change or cease to be true, I will notify you immediately.

(6)	To verify the information contained in this certification, I authorize the LMGAA CCO to contact the manager of my accounts, whose name, title and contact information are as follows:

Manager Name:

Firm:

Telephone Number:

E-mail:

By,

Name:
[BENEFICIAL OWNER]

[Mutual Fund Only Accounts]

To:    [LMGAA CCO]

Pursuant to Section IV.A.2.a of the LMGAA Policies and Procedures on Personal Trading Activities (the “Personal Trading Policy”):

1.	I hereby certify that the following securities accounts are Mutual Funds-Only Accounts, as such term is defined in Section V of the Personal Trading Policy:

Account Name	Account Number	Firm Name

2.	I acknowledge that I will be required to disclose all Mutual Fund-Only Accounts in which I have a Beneficial Interest to you annually, and to make statements for the Mutual Fund-Only Accounts available for review upon your request.

3.	I agree that complete submission of this certification via Sungard/PTA shall be binding upon me.

4.	I agree that if any of the certifications provided in this letter should change or cease to be true, I will notify you immediately.

By,

Name:
[BENEFICIAL OWNER]

2

Appendix 3

REQUEST FOR APPROVAL OF

AN OUTSIDE SECURITIES ACCOUNT

To:    [LMGAA CCO]

1.	Pursuant to Section IVA.3 of the LMGAA Policies and Procedures on Personal Trading Activities (the “Personal Trading Policy”), I hereby request approval of the following Outside Securities Accounts:

Account Name	Account Number	Firm

2.	I am requesting this approval for the following reasons. I understand that the approval will be granted only under extraordinary circumstances:

3.	I agree to arrange for you to receive from the applicable broker-dealer, bank or other financial intermediary, duplicate copies of each confirmation and periodic statement issued by such financial intermediary in respect of the above-named account(s) in accordance with Section IV.B.2 of the Personal Trading Policy.

4.	I agree to promptly input into Sungard/PTA all initially required information relating to any holdings in the above-mentioned account and to notify you on the same day of any subsequent Securities Transactions in such account in accordance with the requirements of Section IV.B.2 of the Personal Trading Policy.

5.	I agree that if any of the certifications provided in this letter should change or cease to be true, I will notify you immediately.

By,

Name:
[BENEFICIAL OWNER]

Appendix 4

FORM LETTER TO REQUEST DUPLICATE CONFIRMATIONS AND

PERIODIC STATEMENTS FROM FINANCIAL INTERMEDIARIES

[Date]

[Name]

[Address]

            Subject:                 Account #

Dear                         :

My employer, LMGAA is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Pursuant to my employer’s Code of Ethics and Rule 204a-1 under the Advisers Act, please send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account directly to:

(Name and Address of Individual Responsible

for Reviewing Periodic Holdings and Transaction Reports)

Thank you for your cooperation. If you have any questions, please contact me or [Name of Individual Responsible for Reviewing Periodic Holdings and Transaction Reports] at                                                          .

Sincerely,

(Name of Covered Person)

Appendix 5

ANNUAL CERTIFICATE FOR OUTSIDE RETIREMENT ACCOUNTS

To:        Legg Mason Compliance Department

Pursuant to Section IV.B.3 of the LMGAA Policies and Procedures on Personal Trading Activities (the “Personal Trading Policy”), I hereby certify as follows:

1.	For the following Outside Retirement Accounts identified in my response to section 2.c of my annual Personal Holding Report:

Account Name	Account Number	Firm

a.	These Accounts hold no shares of a Reportable Fund or Reportable Security as defined in Section V of the Personal Trading Policy.

b.	No Securities Transactions involving a Reportable Fund or Reportable Security has been executed in these Accounts during the previous year.

2.	I acknowledge that I will be required to disclose all Accounts in which I have a Beneficial Interest to you annually, and to make statements for such Accounts available for review upon your request.

3.	I agree that complete submission of this certification via Sungard/PTA shall be binding upon me.

4.	I agree that if any of the certifications provided in this letter should change or cease to be true, I will notify you immediately.

By,

Name:
[BENEFICIAL OWNER]

Exhibit B

Covered Person Last Name	First Name		Mid Initial

Department		Phone Ext.

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS,

PERSONAL HOLDINGS REPORT AND ANNUAL CERTIFICATION

Please specify:	☐ Initial Report or	☐ Annual Renewal (You were
	(New Covered Person)	(previously a Covered Person)

1.	Acknowledgement

I acknowledge that I have received the Legg Mason Global Asset Allocation, LLC (“LMGAA”) Code of Ethics, effective March 2011, and I represent that:

a.	I have read the Code of Ethics and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of “Beneficial Interest” and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions effected by members of my Immediate Family may therefore be subject to the Code.

b.	I agree that in case of a violation, I may be subject to various possible sanctions as determined by the LMGAA Chief Compliance Officer. Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral in accordance with the requirements of the Code.

c.	I will comply with the Code of Ethics in all other respects.

2.	Personal Holdings Report

The following is a list of all Securities Accounts and Reportable Securities in which I have a Beneficial Interest, and such information is current as of a date no more than 45 days prior to the date hereof.

a.	Approved Securities Accounts and Retirement Accounts.

(i)	Provide the information requested below for each securities account or retirement account, in which you have Beneficial Interest, with an approved financial intermediary or retirement plan sponsor. Indicate “N/A” or “None” if appropriate.

(ii)	The financial intermediaries currently approved are [Smith Barney, Merrill Lynch, Fidelity, Schwab, A.G. Edwards, TD Ameritrade, E*Trade and .]

(iii)	The approved Retirement Plans are [ ].

NAME OF BROKER DEALER or RETIREMENT PLAN	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Covered Person	ACCOUNT NUMBER

b.	Outside Securities Accounts

(i)	Provide the information requested below for each Outside Securities Account, in which you have Beneficial Interest. Indicate “N/A” or “None” if appropriate.

(ii)	An Outside Securities Account is any securities account in which you have a Beneficial Interest other than the securities accounts identified in your response to part 2.a above.

(iii)	If you have not received Approval for an Outside Securities Account identified below, please attach a complete “Request for approval of an Outside Securities Account” and contact [ ] immediately.

(iv)	If you have received approval, you agree that by submitting this Annual Certification you are reaffirming that the representations submitted by you upon which such approval was granted remain true and complete in all material respects, and that you are in compliance with any requirements established as a condition for the granting of such approval.

(v)	You also agree that you have made arrangements for [ ] to receive, directly from the applicable financial intermediary, duplicate copies of each confirmation and periodic statement issued by such financial intermediary in respect of such Outside Securities Account.

NAME OF BROKER DEALER	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Covered Person	ACCOUNT NUMBER	APPROVED by Compliance? (Y/N)

c.	Outside Retirement Accounts

(i)	Provide the information requested below for each Outside Retirement Account, in which you have Beneficial Interest. Indicate “N/A” or “None” if appropriate.

(ii)	An Outside Retirement Account is any retirement account in which you have a Beneficial Interest other than the retirement accounts identified in your response to part 2.a above.

(iii)	If applicable, please also attach a completed “Annual Certificate for Outside Retirement Accounts”.

(iv)	For any Outside Retirement Account for which you are unable to submit an Annual Certificate, you agree and confirm that you have made arrangements for [ ] to receive, directly from the applicable financial intermediary, duplicate copies of each confirmation and periodic statement issued by such financial intermediary in respect of such Outside Retirement Account.

NAME OF RETIREMENT PLAN	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Covered Person	ACCOUNT NUMBER	ANNUAL/ QUARTERLY CERTIFICATE ATTACHED? (Y/N)	DUPLICATE CONFIRMS AND STATEMENTS BEING PROVIDED TO COMPLIANCE? (Y/N)

d.	Mutual Fund Only Accounts, Managed Accounts and Dividend Reinvestment Plans.

(i)	Provide the information requested below for each Mutual Fund Only Account, Managed Account or Dividend Reinvestment Plan in which you have a Beneficial Interest. Indicate “N/A” or “None” if appropriate.

(ii)	If you have not delivered a completed “Certificate for Managed Accounts and Mutual Fund Only Accounts” for each such account identified below, please attach a completed certificate and contact Compliance immediately.

(iii)	If you have delivered a completed Certificate, please note that by submitting this Annual Certification you are reaffirming that the representations given by you in such Certificate remain true and complete in all material respects.

NAME OF BROKER DEALER, BANK,, OR MUTUAL FUND or INVESTMENT ADVISER	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Covered Person	ACCOUNT NUMBER	APPROVED by Compliance? (Y/N)

e.	Other Securities

(i)	If you have Beneficial Interests in any Securities that are not listed above (e.g., physical stock certificates or private equity investments), list them below. Indicate “N/A” or “None” if appropriate.

NAME OF SECURITY OWNER	RELATIONSHIP if security owner is not the Covered Person	NAME OF SECURITY	NUMBER OF SHARES / PRINCIPAL AMOUNT

3.	Gifts and Business Entertainment (annual renewals only)

The following is a list of all “gifts” that I received from vendors since the date of my last certification under the LMGAA Code of Ethics:

Date	Name of Vendor	Nature of Gift	Fair Market Value

TOTAL:

4 . Outside Business Opportunities

The Following is all outside business activities that I am engaged in (including any publicly held companies on which I serve as a member of the board of directors. Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

5. Political Contributions (annual renewals only)

The following is a list of all political contributions that I have made since the date of my last certification under the LMGAA Code of Ethics:

Date	Recipient	Amount

6. Certification

a.      [Annual Renewals Only] I hereby certify that since the date of the last Acknowledgement, Personal Holdings Report and Annual Certification executed by me in accordance with the requirements of the Code, I have fully complied with all applicable requirements of the Code. In particular, in connection with each Securities Transaction that I have engaged in since such date, I hereby certify that:

i.	I did not engage in any personal securities transactions that would have violated the standards of business conduct set forth in the Code. In particular, I have complied in all material respects with Legg Mason Global Asset Allocation, LLC’s (“LMGAA”) Policies and Procedures on Personal Securities Transactions.

ii.	I did not reveal any information relating to the investment intentions, activities or portfolios of LMGAA’s clients, except to persons whose responsibilities required knowledge of the information. In particular, I have complied in all material respects with the requirements of LMGAA’s Informational Barriers Policy and Procedures.

iii.	I did not give or accept any gifts and business entertainment that might have (i) presented a conflict of interest or the appearance of a conflict of interest with LMGAA’s clients, or (ii) otherwise have interfered with my ability to make decisions in the best interests of the firm’s clients. In particular, I have complied in all material respects with LMGAA’s Policy and Procedures on Gifts, Entertainment and Certain Other Benefits.

iv.	I have not engaged in any outside business activities or served on the board of directors of a publicly-held company without the prior written authorization by the LMGAA CCO.

v.	I have not traded in any Security (or Equivalent Instrument) at a time when I was in possession of material nonpublic information regarding the Security or the issuer of the Security. In particular, I have complied in all material respects with the provisions of LMGAA’s Policy Regarding Material Non-Public Information.

vi.	I have not made any political contributions for the purpose of obtaining or retaining LMGAA or its affiliates as investment advisers. In particular, I have not made any political contributions to any person who may influence the selection or retention of an investment adviser by a government entity.

vii.	I have not caused or attempted to cause any client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to me. I have disclosed any situation where I was in a position to benefit materially from an investment decision on behalf of a LMGAA client to the LMGAA CCO and the person with authority to make the investment decision on behalf of the client.

b.	I further certify that the information on this form is accurate and complete in all material respects.

Covered Person’s Name

Covered Person’s Signature	Date